Exhibit 4.1

                                AMENDMENT
                      TO THE RENEWED RIGHTS AGREEMENT


             AMENDMENT, dated as of April 7, 1998  (the
     "Amendment"), to the Renewed Rights Agreement, dated as of August 22, 1996 (the "Rights Agreement"), between Beneficial Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a national banking association, as Rights Agent (the "Rights Agent").

             WHEREAS, the Board of Directors of the Company has determined that it would be desirable and in the best interests of the Company and its stockholders for the Company to supplement and amend the Rights Agreement in the manner set forth in this Amendment;

             NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights
     Agreement, and pursuant to Section 26 of the Rights
     Agreement, the parties hereby agree as follows:

             1. Section 1(v) of the Rights Agreement is hereby amended to read in its entirety as follows:

             (v)  "Exempt Person" shall mean (i) the Company,
            (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed, established or holding Voting Shares (as hereinafter defined) by, for or pursuant to, the terms of any such plan or (v) for so long as either of (A) the Agreement and Plan of Merger, dated as of April 7, 1998, among Household International, Inc. ("Household"), Household Acquisition Corporation II and the Company (the "Merger Agreement") or (B) the Stock Option Agreement, dated as of April 7, 1998, between the Company and Household (the "Stock Option Agreement"), remains in full force and effect, Household or any Affiliate of Household who or which may become the Beneficial Owner of outstanding Voting Shares having in the aggregate 15% or more of the general voting power of the Company pursuant to the Merger Agreement or the Stock Option Agreement.

             2.  This Amendment shall become effective
     immediately upon the execution and delivery hereof.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                   BENEFICIAL CORPORATION


                                   By: /s/ Scott A. Siebels
                                      _____________________________
                                     Name:  Scott A. Siebels
                                     Title: Senior Vice President,
                                            Corporate Secretary and
                                            Assistant General Counsel


     ATTEST

     By:/s/ A. Cathryn Evans
        ____________________

                                   FIRST CHICAGO TRUST COMPANY
                                   OF NEW YORK


                                   By: /s/ Joanne Gorostiola
                                      ______________________________
                                      Name:  Joanne Gorostiola
                                      Title: Assistant Vice President


     ATTEST

     By: /s/ David L. Cohn
        _______________________